UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

JUNIPER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10352	59-2758596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Four Liberty Square
4th Floor
Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 639-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 15, 2015, Juniper Pharmaceuticals, Inc. (the “Company”) entered into a new office lease for its Boston headquarters (the “Lease”) with T-C 33 Arch Street LLC (the “Landlord”) for approximately 7,050 square feet of office space.

The initial term of the Lease (the “Initial Term”) will commence on the date (the “Commencement Date”) that is the later to occur of (i) November 1, 2015 and (ii) the date that the Landlord substantially completes the Landlord’s Work (as defined in the Lease), and will terminate on the last day of the 36th full calendar month following the Rent Commencement Date (hereinafter defined).

Monthly rental payments will begin on the date that is three months after the Commencement Date (the “Rent Commencement Date”), and will be $430,050.00 per year for the first 12 months (payable in monthly installments of $35,837.50), $437,100.00 for the next 12 months (payable in monthly installments of $36,425.00), and $444,150.00 per year for the final twelve months (payable in monthly installment payments of $37,012.50).

Simultaneous with the execution of the Lease, the Company paid a security deposit of $107,512, of which $35,837.50 will be returned to the Company on the first anniversary of the Commencement Date; provided the Company is not then in default under the Lease.

Pursuant to the terms of the Lease, the Company has the option to extend the term of the Lease beyond the Initial Term for one extended term of three years (the “Extended Term”) by giving written notice to the Landlord not later than nine months and no sooner than 12 months prior to the expiration date of the Initial Term. The base rent for the Extended Term will be the Fair Market Rental Value of the premises as of the commencement of the Extended Term (as determined in accordance with the terms and conditions described in the Lease).

The foregoing is only a summary description of the material terms of the Lease, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Lease that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNIPER PHARMACEUTICALS, INC.

By:	/s/ George O. Elston
Name:	George O. Elston
Title:	Chief Financial Officer

Date: October 20, 2015